Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2020 Fourth Quarter and Full Year Financial Results; Provides 2021 Outlook

(Tampa, FL, February 24, 2021) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months and full year ended January 3, 2021.

Executive Summary - 4Q20 versus 4Q19
•Net sales increased 16% to $619 million versus $531 million.
•Net income attributable to Masonite increased to $27 million from $2 million. Net income in the prior year includes the impact of $12 million in restructuring charges.
•Diluted earnings per share increased to $1.08 from $0.06 and diluted adjusted earnings per share* increased to $1.26 from $0.69.
•Adjusted EBITDA* increased to $81 million from $62 million.

Executive Summary - Full Year 2020 versus 2019
•Net sales increased 4% to $2.26 billion versus $2.18 billion.
•Net income attributable to Masonite increased to $69 million from $45 million. Net income for full year 2020 includes pre-tax charges of $52 million related to goodwill impairment and $41 million for the settlement of U.S. class action litigation.
•Diluted earnings per share increased to $2.77 from $1.75 and diluted adjusted earnings per share* increased to $6.15 from $3.66.
•Adjusted EBITDA* increased to $364 million from $283 million.
•Repurchased $44 million of common shares

“We are extremely pleased with our performance in the fourth quarter and our strong finish to what has been an exceptional year," said Howard Heckes, President and CEO. "Strengthening demand in our residential businesses and strong average unit price allowed us to expand Adjusted EBITDA* margin in the quarter and to continue investing for future growth. We believe our focus on employee safety, servicing customers and operational performance helped us achieve these results and will enable even stronger performance in 2021.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
masonite.com

Fourth Quarter 2020 Discussion
Net sales increased 16% to $619 million in the fourth quarter of 2020, from $531 million in the comparable period of 2019. The increase in net sales was the result of a 9% increase in average unit price (AUP), a 6% increase in base volume, a 1% increase from the sale of components and other products and a 1% increase due to foreign exchange, partially offset by a 1% decrease from the net impact of a divestiture.
•North American Residential net sales were $453 million, a 26% increase compared to the fourth quarter of 2019, driven by a 13% increase in base volumes, a 12% increase in AUP and a 1% increase from the sale of components and other products.
•Europe net sales were $83 million, a 4% increase compared to the fourth quarter of 2019, driven by a 4% increase in base volume, a 3% increase due to foreign exchange and a 2% increase in AUP, partially offset by a 5% decrease in sales volume from the impact of a divestiture.
•Architectural net sales were $77 million, a 10% decrease compared to the fourth quarter of 2019, driven by a 16% decrease in base volume, partially offset by a 4% increase in AUP and a 2% increase in the sale of components and other products.

Total company gross profit increased 28% to $142 million in the fourth quarter of 2020 compared to $111 million in the fourth quarter of 2019. Gross profit margin increased 200 basis points to 22.9%, due to higher AUP, savings from material sourcing projects and prior year restructuring actions, partially offset by higher inflation and tariffs on raw materials, increased investment in the business, including those related to our North American Investment Plan, and the impact of lower volume in our Architectural business segment.

Selling, general and administration (SG&A) expenses of $95 million increased $18 million, or 23%, compared to the fourth quarter of 2019. The increase in SG&A was primarily driven by higher personnel costs, including incentive compensation, and charges related to the settlement of U.S. class action litigation. SG&A as a percentage of net sales was 15.3%, a 90 basis point increase compared to the fourth quarter of 2019.

Net income attributable to Masonite increased $25 million to $27 million in the fourth quarter of 2020, driven by higher gross profit, partially offset by higher SG&A expenses, as discussed above, and the impact of $12 million in restructuring charges in the prior year. Adjusted EBITDA*, which excludes the litigation settlement charges, increased to $81 million in the fourth quarter of 2020 from $62 million in the fourth quarter of 2019.

Diluted earnings per share were $1.08 in the fourth quarter of 2020 compared to $0.06 in the comparable 2019 period. Diluted adjusted earnings per share* were $1.26 in the fourth quarter of 2020 compared to $0.69 in the comparable 2019 period. Diluted adjusted earnings per share* excludes $4 million in charges related to our previously announced restructuring plans and the settlement of U.S. class action litigation incurred in the fourth quarter of 2020, and the impact of $16 million in charges related to restructuring actions and a pension settlement in the fourth quarter of 2019.

Masonite repurchased 105,628 shares of stock in the fourth quarter for $9 million, at an average price of $84.77.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Full Year 2020 Discussion
Net sales increased 4% to $2,257 million in the year ended January 3, 2021, from $2,177 million in the comparable period of 2019. The increase in net sales was a result of an 8% increase from the combined impact of AUP and the sale of components and other products, partially offset by a 3% decrease in base volume and a 1% decrease from the net impact of divestitures and an acquisition.
•North American Residential net sales were $1,638 million, a 12% increase from 2019, driven by a 10% increase in AUP and a 2% increase in base volume.
•Europe net sales were $258 million, a 20% decrease from 2019, driven by a 16% decrease in base volume and a 6% decrease from the net impact of divestitures and an acquisition, partially offset by a 1% increase due to favorable foreign exchange and a 1% increase from higher AUP.
•Architectural net sales were $341 million, a 7% decrease from 2019, driven by a 12% decrease in base volumes, partially offset by a 5% increase in AUP.

Total company gross profit increased 20% to $573 million in the year ended January 3, 2021, compared to $478 million in the comparable period of 2019. Gross profit margin increased 350 basis points to 25.4%, due to higher AUP, savings from material sourcing projects and prior year restructuring actions, partially offset by the impact of lower volume, higher inflation and tariffs on raw materials, increased investment in the business and higher manufacturing wages and benefits.

Selling, general and administration (SG&A) expenses of $367 million increased $56 million compared to 2019. The increase was due to higher legal expenses and charges related to the settlement of U.S. class action litigation, higher personnel costs, including incentive compensation, partially offset by COVID-19 related cost reductions. Excluding the charges related to the settlements, SG&A as a percentage of net sales was 14.5%, a 20 basis point increase compared to 2019.

Net income attributable to Masonite increased $24 million to $69 million in 2020 primarily due to higher AUP and the absence of charges related to debt extinguishment costs, restructuring and divestiture of non-core businesses, partially offset by higher SG&A expenses, as discussed above, charges related to goodwill impairment in the Architectural segment, and the impact of lower volume. Adjusted EBITDA*, which excludes the litigation settlement charges, increased $80 million to $364 million in 2020.

Diluted earnings per share were $2.77 in the 2020 fiscal year compared to $1.75 in the comparable 2019 period. Diluted adjusted earnings per share* were $6.15 in the 2020 fiscal year compared to $3.66 in the comparable 2019 period. Diluted adjusted earnings per share* excludes $84 million in charges related to goodwill impairment in the Architectural segment, the settlement of U.S. class action litigation and our previously announced restructuring plans incurred in fiscal year 2020, and the impact of $49 million in charges related to restructuring actions, debt extinguishment costs and a pension settlement in fiscal year 2019.

Masonite repurchased 672,899 shares of stock in fiscal year 2020 for $44 million, at an average price of $64.98.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Full Year 2021 Outlook
The Company expects full-year 2021 net sales growth in the range of 7 to 10 percent, primarily driven by increases in AUP, continued recovery in residential end markets and new business wins, offset by continued softness in non-residential end markets. The Company anticipates a negligible impact from foreign exchange on net sales in 2021.

The Company expects 2021 Adjusted EBITDA* to be in the range of $415 million to $445 million and diluted adjusted earnings per share* of $7.40 to $8.30.

"We entered 2021 with significant momentum," Mr. Heckes continued. "With favorable end market conditions and shifting consumer preferences, we believe 2021 will be a pivotal year for Masonite's growth and our commitment of delivering doors that do more."

A quantitative reconciliation of Adjusted EBITDA* and diluted adjusted earnings per share* to the corresponding GAAP information is not provided for the 2021 outlook because it is difficult to predict the GAAP measures that are excluded from Adjusted EBITDA* such as restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on February 25, 2021. The live audio webcast will begin at 9:00 a.m. EST and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q4'20 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 11, 2021. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13714303.

About Masonite
Masonite International Corporation is a leading global designer, manufacturer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,600 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2021 outlook, the housing and other markets and future demand, the effects of our strategic and restructuring initiatives, impact of the COVID-19 pandemic, and the impact from foreign exchange on net sales. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products including seasonality; scale and scope of the current coronavirus ("COVID-19") pandemic and its impact on our operations, customer demand and supply chain; increases in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our asset-based revolving credit facility (“ABL Facility”); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; fluctuating foreign exchange and interest rates; our ability to replace our expiring patents and to innovate, keep pace with technological developments and successfully integrate acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; retention of key management personnel; and environmental and other government regulations, including the United States Foreign Corrupt Practices Act (“FCPA”), and any changes in such regulations.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense

(income), net; loss on extinguishment of debt; other (income) expense, net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. The definition of Adjusted EBITDA was updated in the third quarter of 2020 to exclude other items as these charges are not part of our underlying business performance. This change had no impact to Adjusted EBITDA for the three and twelve months ended December 29, 2019. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026 and 2028 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings (loss) per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America Residential	Europe	Architectural	Corporate and Other	Consolidated	% Change
Fourth quarter 2019 net sales	$358.6	$80.4	$86.0	$6.2	$531.2
Acquisitions, net of divestitures	—	(4.2)	—	—	(4.2)	(0.8)%
Base volume	46.5	3.0	(14.0)	(1.8)	33.7	6.3%
Average unit price	44.4	1.8	3.1	—	49.3	9.3%
Other	3.1	—	2.0	1.1	6.1	1.1%
Foreign exchange	—	2.2	0.2	—	2.4	0.5%
Fourth quarter 2020 net sales	$452.6	$83.2	$77.3	$5.5	$618.5
Year over year growth, net sales	26.2%	3.5%	(10.1)%	(11.3)%	16.4%

Fourth quarter 2019 Adjusted EBITDA	$53.9	$12.2	$6.2	$(9.9)	$62.3
Fourth quarter 2020 Adjusted EBITDA	87.5	16.7	1.0	(23.9)	81.3
Year over year growth, Adjusted EBITDA	62.2%	37.2%	(83.9)%	nm	30.4%

	North America Residential	Europe	Architectural	Corporate and Other	Consolidated	% Change
Year to date 2019 net sales	$1,465.8	$321.6	$365.3	$23.9	$2,176.7
Acquisitions	—	(20.2)	—	—	(20.2)	(0.9)%
Base volume	35.8	(49.6)	(43.0)	(1.4)	(58.2)	(2.7)%
Average unit price	139.2	2.8	18.8	—	160.8	7.4%
Other	3.9	0.2	0.1	(2.6)	1.6	0.1%
Foreign exchange	(6.6)	3.3	(0.3)	—	(3.6)	(0.2)%
Year to date 2020 net sales	$1,638.1	$258.1	$340.9	$19.9	$2,257.1
Year over year growth, net sales	11.8%	(19.7)%	(6.7)%	(16.7)%	3.7%

Year to date 2019 Adjusted EBITDA	$232.5	$46.2	$40.5	$(35.8)	$283.4
Year to date 2020 Adjusted EBITDA	347.8	40.5	34.2	(58.8)	363.7
Year over year growth, Adjusted EBITDA	49.6%	(12.4)%	(15.5)%	64.1	28.3%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve months ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net sales	$618,537	$531,237	$2,257,075	$2,176,683
Cost of goods sold	476,989	420,192	1,684,571	1,699,000
Gross profit	141,548	111,045	572,504	477,683
Gross profit as a % of net sales	22.9%	20.9%	25.4%	21.9%

Selling, general and administration expenses	94,695	76,752	366,772	310,567
Selling, general and administration expenses as a % of net sales	15.3%	14.4%	16.2%	14.3%

Restructuring costs	3,252	2,681	8,236	9,776
Asset impairment	—	—	51,515	13,767
Loss on disposal of subsidiaries	—	9,655	2,091	14,260
Operating income	43,601	21,957	143,890	129,313
Interest expense, net	11,896	12,096	46,807	46,489
Loss on extinguishment of debt	—	—	—	14,523
Other (income) expense, net	(1,867)	4,363	(5,217)	1,953
Income before income tax expense	33,572	5,498	102,300	66,348
Income tax expense	5,089	2,624	28,611	17,309
Net income	28,483	2,874	73,689	49,039
Less: net income attributable to non-controlling interests	1,562	1,272	4,652	4,437
Net income attributable to Masonite	$26,921	$1,602	$69,037	$44,602

Basic earnings per common share attributable to Masonite	$1.10	$0.06	$2.81	$1.77
Diluted earnings per common share attributable to Masonite	$1.08	$0.06	$2.77	$1.75

Shares used in computing basic earnings per share	24,461,181	24,875,007	24,569,727	25,130,027
Shares used in computing diluted earnings per share	24,937,988	25,255,545	24,943,178	25,452,722

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	January 3, 2021	December 29, 2019
Current assets:
Cash and cash equivalents	$364,674	$166,964
Restricted cash	10,560	10,644
Accounts receivable, net	290,508	276,208
Inventories, net	260,962	242,230
Prepaid expenses and other assets	42,538	33,190
Income taxes receivable	1,124	4,819
Total current assets	970,366	734,055
Property, plant and equipment, net	625,126	625,585
Operating lease right-of-use assets	146,806	121,367
Investment in equity investees	14,636	16,100
Goodwill	138,692	184,192
Intangible assets, net	169,392	184,532
Deferred income taxes	25,331	25,945
Other assets	47,411	44,808
Total assets	$2,137,760	$1,936,584

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$97,211	$84,912
Accrued expenses	277,716	180,405
Income taxes payable	11,086	2,350
Total current liabilities	386,013	267,667
Long-term debt	792,242	790,984
Long-term operating lease liabilities	136,235	110,497
Deferred income taxes	73,073	83,465
Other liabilities	55,080	47,109
Total liabilities	1,442,643	1,299,722
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 24,422,934 and 24,869,921 shares issued and outstanding as of January 3, 2021, and December 29, 2019, respectively	552,969	558,514
Additional paid-in capital	223,666	216,584
Accumulated earnings (deficit)	20,385	(20,047)
Accumulated other comprehensive loss	(112,063)	(130,169)
Total equity attributable to Masonite	684,957	624,882
Equity attributable to non-controlling interests	10,160	11,980
Total equity	695,117	636,862
Total liabilities and equity	$2,137,760	$1,936,584

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net income attributable to Masonite	$26,921	$1,602	$69,037	$44,602

Add: Adjustments to net income attributable to Masonite:
Restructuring costs	3,252	2,681	8,236	9,776
Asset impairment	—	—	51,515	13,767
Loss on disposal of subsidiaries	—	9,655	2,091	14,260
Loss on disposal of property, plant and equipment related to divestitures	—	—	—	2,450
Loss on extinguishment of debt	—	—	—	14,523
Pension settlement charges	—	5,651	—	5,651
Other items (1)	2,800	—	40,550	—
Income tax impact of adjustments	(1,589)	(2,153)	(18,029)	(11,772)
Adjusted net income attributable to Masonite	$31,384	$17,436	$153,400	$93,257

Diluted earnings per common share attributable to Masonite ("EPS")	$1.08	$0.06	$2.77	$1.75
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$1.26	$0.69	$6.15	$3.66

Shares used in computing EPS and Adjusted EPS	24,937,988	25,255,545	24,943,178	25,452,722
____________
(1) Other items not part of our underlying business performance include $2,800 and $40,550 in legal reserves related to the settlement of U.S. class action litigation in the three and twelve months ended January 3, 2021, respectively, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended January 3, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$73,905	$10,202	$(5,358)	$(51,828)	$26,921
Plus:
Depreciation	8,907	2,577	2,964	3,160	17,608
Amortization	222	3,708	1,144	449	5,523
Share based compensation expense	—	—	—	5,914	5,914
Loss (gain) on disposal of property, plant and equipment	2,869	214	375	(853)	2,605
Restructuring costs	818	—	1,868	566	3,252
Interest expense, net	—	—	—	11,896	11,896
Other (income) expense, net	(31)	(9)	—	(1,827)	(1,867)
Income tax expense	—	—	—	5,089	5,089
Other items (1)	—	—	—	2,800	2,800
Net income attributable to non-controlling interest	813	—	—	749	1,562
Adjusted EBITDA	$87,503	$16,692	$993	$(23,885)	$81,303
____________
(1) Other items not part of our underlying business performance include $2,800 in legal reserves related to the settlement of U.S. class action litigation in the three months ended January 3, 2021, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Three Months Ended December 29, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$40,482	$(4,167)	$1,400	$(36,113)	$1,602
Plus:
Depreciation	8,531	3,952	2,531	2,877	17,891
Amortization	434	3,538	2,056	1,105	7,133
Share based compensation expense	—	—	—	1,555	1,555
Loss (gain) on disposal of property, plant and equipment	1,837	(565)	185	(1)	1,456
Restructuring costs	1,975	102	(12)	616	2,681
Loss on disposal of subsidiaries	—	9,655	—	—	9,655
Interest expense, net	—	—	—	12,096	12,096
Other (income) expense, net	—	(346)	(2)	4,711	4,363
Income tax expense	—	—	—	2,624	2,624
Net income attributable to non-controlling interest	682	—	—	590	1,272
Adjusted EBITDA	$53,941	$12,169	$6,158	$(9,940)	$62,328

	Twelve Months Ended January 3, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$298,446	$16,964	$(40,869)	$(205,504)	$69,037
Plus:
Depreciation	35,868	9,838	11,651	10,993	68,350
Amortization	1,837	13,894	6,084	1,608	23,423
Share based compensation expense	—	—	—	19,423	19,423
Loss (gain) on disposal of property, plant and equipment	4,188	(93)	2,922	(783)	6,234
Restructuring costs	4,327	(37)	2,898	1,048	8,236
Asset impairment	—	—	51,515	—	51,515
Loss on disposal of subsidiaries	—	—	—	2,091	2,091
Interest expense, net	—	—	—	46,807	46,807
Other (income) expense, net	(31)	(92)	—	(5,094)	(5,217)
Income tax expense	—	—	—	28,611	28,611
Other items (1)	—	—	—	40,550	40,550
Net income attributable to non-controlling interest	3,187	—	—	1,465	4,652
Adjusted EBITDA	$347,822	$40,474	$34,201	$(58,785)	$363,712
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(1) Other items not part of our underlying business performance include $40,550 in legal reserves related to the settlement of U.S. class action litigation in the twelve months ended January 3, 2021, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Twelve Months Ended December 29, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$167,097	$2,664	$19,928	$(145,087)	$44,602
Plus:
Depreciation	35,992	11,604	11,343	11,797	70,736
Amortization	1,697	14,653	8,362	4,401	29,113
Share based compensation expense	—	—	—	10,023	10,023
Loss on disposal of property, plant and equipment	3,934	2,109	331	22	6,396
Restructuring costs	6,929	1,322	506	1,019	9,776
Asset impairment	13,767	—	—	—	13,767
Loss on disposal of subsidiaries	—	14,260	—	—	14,260
Interest expense, net	—	—	—	46,489	46,489
Loss on extinguishment of debt	—	—	—	14,523	14,523
Other (income) expense, net	—	(393)	—	2,346	1,953
Income tax expense	—	—	—	17,309	17,309
Net income attributable to non-controlling interest	3,096	—	—	1,341	4,437
Adjusted EBITDA	$232,512	$46,219	$40,470	$(35,817)	$283,384